NEO
Performance Vesting

Blue Hills Bancorp, Inc.
Restricted Stock Award Agreement

This restricted stock agreement (“Restricted Stock Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2015 Equity Incentive Plan (the “Plan”) of Blue Hills Bancorp, Inc. (the “Company”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement. A copy of the Plan has been provided to each person granted a Restricted Stock Award pursuant to the Plan. The holder of this Restricted Stock Award (the “Participant”) hereby accepts this Restricted Stock Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Committee appointed to administer the Plan (“Committee”) or the Board will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns. Except where the context otherwise requires, the term “Company” will include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant: William M. Parent

2.Date of Grant:         October 7, 2015

3.	Total number of shares of Company common stock, $0.01 par value per share, covered by the Restricted Stock Award: 40,000 (subject to adjustment pursuant to Section 9 hereof).

4.
    Performance-Based Vesting. The Committee has set three performance metrics in order to achieve full vesting of this Award. The Award will vest over a five-year period, with a maximum of up to 8,000 Awards vesting each year. The performance metrics will be weighted 50%, 25% and 25%. The measurement period will be the twelve month period coinciding with the calendar year, commencing in calendar year 2016. The "determination date" for purposes of vesting of each installment will be March 15 of the calendar year immediately following the calendar year for which the satisfaction of the Award is being determined (or as soon thereafter during said calendar year as achievement or non-achievement of the performance metrics can be determined, with any delayed date being deemed the "determination date"). In order to vest in the Award: (i) the Committee must certify, in writing, that the performance metrics were in fact satisfied, and (ii) the Participant must be employed on the determination date, unless the provisions of the next paragraph are applicable.

Except as otherwise provided in this Agreement, this Restricted Stock Award becomes vested as follows. Vesting will automatically accelerate pursuant to Section 2.9 of the Plan (in the event of death or Disability or Involuntary Termination following a Change in Control).
(A).    Annual Non-Performing Loans as a Percentage of Total Loans vs. Peer Median*
Up to 50% of the Restricted Stock Award vesting in any year under this Agreement (up to 4,000 shares per year) can be earned based upon Company results against this performance goal. Any portion of the Restricted Stock that does not vest under this performance goal will be forfeited. To determine whether this performance goal has been satisfied, this metric will be measured on a calendar year basis commencing with the calendar year ending December

31, 2016 and continuing through December 31, 2020. On the determination date, as defined above, the Committee will certify as to the satisfaction or non-satisfaction of this performance metric.

If Company’s percentile is equal to or less than 50th percentile of its Peers (it being understood that the lower percentile is preferable)	If Company’s percentile is 51st percentile or higher of its Peers
100% attributable to this metric vest	0% attributable to this metric vest

(B)    Annual Percentage Growth In Total Loans and Leases v. Peer Median*
Up to 25% of the Restricted Stock Award vesting in any year under this Agreement (up to 2,000 shares per year) can be earned based upon Company results against this performance goal. Any portion of the Restricted Stock that does not vest under this performance goal will be forfeited. To determine whether this performance goal has been satisfied, this metric will be measured on a calendar year basis commencing with the calendar year ending December 31, 2016 and continuing through December 31, 2020. On the determination date, as defined above, the Committee will certify as to the satisfaction or non-satisfaction of this performance metric.

If Company’s growth percentile is equal to or less than 50th percentile of its Peers	If Company’s growth percentile is in the 51st percentile or higher of its Peers
0% attributable to this metric vest	100% attributable to this metric vest

(C)    Annual Percentage Growth in Tangible Book Value vs. Peer Median*
Up to 25% of the Restricted Stock Award vesting in any year under this Agreement (up to 2,000 shares per year) can be earned based upon Company results against this performance goal. Any portion of the Restricted Stock that does not vest under this performance goal will be forfeited. To determine whether this performance goal has been satisfied, this metric will be measured on a calendar year basis commencing with the calendar year ending December 31, 2016 and continuing through December 31, 2020. On the determination date, as defined above, the Committee will certify as to the satisfaction or non-satisfaction of this performance metric.

If Company’s growth percentile is equal to or less than 50th percentile of its Peers	If Company’s growth percentile is in the 51st percentile or higher of its Peers
0% attributable to this metric vest	100% attributable to this metric vest

For purposes of calculating tangible book value, the following will be excluded: (i) extraordinary, unusual and/or nonrecurring items of gain or loss; (ii) gains or loss on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) expenses incurred in connection with a merger, branch acquisition or similar transaction.

5.    Grant of Restricted Stock Award.

The Restricted Stock Award will be in the form of issued and outstanding shares of Stock that will be either registered in the name of the Participant and held by the Company, together with a stock power executed by the Participant in favor of the Company, pending the vesting or forfeiture of the Restricted Stock, or registered in the name of, and delivered to, the Participant. Notwithstanding the foregoing, the Company may in its sole discretion, issue Restricted Stock in any other format (e.g., electronically) in order to facilitate the paperless transfer of such Awards.

If certificated, the certificates evidencing the Restricted Stock Award will bear a legend restricting the transferability of the Restricted Stock. The Restricted Stock awarded to the Participant will not be sold, encumbered hypothecated or otherwise transferred except in accordance with the terms of the Plan and this Agreement.

6.	Terms and Conditions.

6.1	The Participant will have the right to vote the shares of Restricted Stock awarded hereunder on matters which require shareholder vote.

6.2
Dividends paid on any share of Restricted Stock will not be paid to the Participant unless and until (i) the performance goals described in Section 4 of this Agreement have been certified by the Committee as having been achieved and such share vests. Dividends attributable to a share (and earnings thereon, if any) will be paid to the Participant no later than thirty (30) days after the underlying share vests.

7.	Delivery of Shares.
Delivery of shares of Stock under this Restricted Stock Award will comply with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

8.    Change in Control.

8.1	In the event of a Change in Control, all performance measures attached to this Restricted Stock Award will be deemed satisfied as of the date of the Change in Control.

8.2	A “Change in Control” will be deemed to have occurred as provided in Section 4.2 of the Plan.

9.    Adjustment Provisions.
This Restricted Stock Award, including the number of shares subject to the Restricted Stock Award, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.
10.    Effect of Termination of Service on Restricted Stock Award.
10.1    This Restricted Stock Award will vest as follows:

(a)	Death. In the event of the Participant’s Termination of Service due to death, all Restricted Stock granted hereunder will vest as of the date of death.

(b)	Disability. In the event of the Participant’s Termination of Service due to Disability, all Restricted Stock granted hereunder will vest as of the date of Disability.

(c)
Retirement. In the event of the Participant’s Termination of Service due to the Participant’s Retirement during any calendar year of the performance period, the Participant may vest in a part of the Restricted Stock Award that would vest in such calendar year, so long as the vesting is not accelerated but shall occur on the determination date (which will be following Retirement), based on the period of the Participant's active employment and the level of achievement of the performance measures during the period of such active employment. “Retirement” shall have the meaning set forth in Section 8.1(dd) of the Plan.

(d)	Termination for Cause. If the Participant’s Service has been terminated for Cause, any Restricted Stock granted hereunder that has not vested as of the date of Termination of Service will be forfeited and cancelled.

(e)
Other Termination. If a Participant terminates Service for any reason other than due to death, Disability, Retirement, or following a Change in Control or for Cause, any Restricted Stock granted hereunder that has not vested as of the date of Termination of Service will be forfeited and cancelled.

11.    Miscellaneous.

11.1	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.

11.2	Restricted Stock Awards are not transferable prior to the time such Awards vest.

11.3	This Restricted Stock Award will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

11.4
This Restricted Stock Award is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Award set forth above.
BLUE HILLS BANCORP, INC.

Compensation Committee Member

* Peer Group attached hereto as Exhibit A

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2015 Equity Incentive Plan. The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Equity Incentive Plan.
PARTICIPANT

William M. Parent